Exhibit 5.8

25 June 2010 Global Crossing Limited Wessex House 45 Reid Street Hamilton HM12 Bermuda	Matter 81741147 By post and email

Re:	Registration Statement on Form S-4 (File No. 333-167635)
$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015

Ladies and Gentlemen:

We have acted as Australian solicitors to Global Crossing Australia Pty Limited (ABN 85 112 423 622) (the Company) in connection with the filing of a Registration Statement on Form S-4 originally filed on 18 June 2010 under Registration Number 333-167635 by Global Crossing Limited (the Issuer) and its co-registrants listed therein (collectively, together with the Company, the Guarantors) with the Securities and Exchange Commission under the Securities Act of 1933 (USA), as amended (the Securities Act) and the Trust Indenture Act of 1939 (USA), as amended (the Trustee Indenture Act), as the same may be amended from time to time (the Registration Statement) relating to the proposed issuance of (a) $750,000,000 in aggregated principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the New Notes) and (b) guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the Guarantees). We are instructed that the New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement (the Indenture) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. We are instructed that upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors. For the purpose of giving this Opinion, we have not examined any documents other than the Relevant Documents (as defined in Schedule 1) and have not taken, and are not obliged to take, any steps to verify the assumptions contained in this Opinion.

Schedule 2 contains the definitions used in this Opinion.

MLC Centre Martin Place Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia Sydney Melbourne Perth Brisbane Singapore	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000 www.freehills.com DX 361 Sydney Correspondent offices in Hanoi Ho Chi Minh City Jakarta

1	Opinion

Based only upon the Documents and subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

(a)	the Company is registered and validly exists under the Relevant Laws and is capable of suing and being sued in its corporate name;

(b)	the Company has the corporate power to enter into and perform its obligations under the Indenture;

(c)	the Company has taken all necessary corporate action to authorise the execution of, and the performance of its obligations under, the Indenture, including the Guarantees by the Company set forth therein; and

(d)	the Indenture has been validly executed and delivered by the Company.

2	Assumptions

In this Opinion we have assumed the following matters (none of which limits any other assumption or any qualification), and we have not made, nor are we obliged to make, any independent investigation of, or enquiries in respect of, those matters:

(a)	in relation to each Document or any other document examined by us:

(1)	all signatories, seals, dates, duty stamps and markings are authentic;

(2)	if a copy or a specimen, it conforms in all respects to the original;

(3)	it is complete, has not been amended, rescinded, terminated or revoked, it is in full force and effect, it has been, or will be, duly delivered and it is not subject to escrow or conditions;

(4)	it constitutes legal, valid, binding and enforceable obligations of all parties to it in accordance with their terms under all applicable laws (other than, in respect of the Relevant Documents and the Company, the Relevant Laws); and

(5)	its execution, delivery and performance by all parties to it complies with all applicable laws (other than, in respect of the Relevant Documents and the Company, the Relevant Laws).

(b)	each assumption specified in section 129 of the Corporations Act is correct in relation to the Company and all things done in connection with the Company’s entry into and performance of the Relevant Documents and the transactions contemplated by them (whether or not any person knows or suspects any such assumption is incorrect);

(c)	each person appearing from the Company Extract to be a director or company secretary of the Company was validly appointed on the date indicated in the Company Extract and is validly continuing in office and the information in the Company Extract is otherwise correct and up-to-date;

(d)	each party to the Relevant Documents (other than the Company) is duly incorporated or organised and validly existing under all applicable laws;

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(e)	all Documents (other than the Relevant Documents) expressed to have any legal effect are in, or have taken, full force and effect and are enforceable by and against all parties in accordance with their terms;

(f)	the Resolution and any instruction, approval or consent evidenced by a Document was duly and properly passed or given, has not been varied or revoked, is properly recorded in the extract examined by us and is not subject to any right to set it aside or question its validity (whether due to any procedural irregularity, lack of power, breach of duty or otherwise);

(g)	nothing has occurred to vary, terminate or otherwise affect any Document or its legal effect or any resolution, instruction, approval or consent evidenced by it;

(h)	no liquidator, administrator, receiver and manager or like officer has been (or will on the date of this Opinion be) appointed to the Company or any of its assets and the Company has not been (or will on the date of this Opinion be) wound up or obtained protection from its creditors under any applicable laws. However, nothing in the searches described in paragraph 3(e) indicate, to the extent it would indicate, that any of these events have occurred (as at the time of those searches);

(i)	no transaction in connection with a Document constitutes an ‘insolvent transaction’ or an ‘unfair loan’ within the meaning of the sections 588FC or 588FD respectively of the Corporations Act;

(j)	the Company and each other Party is solvent at the time of, and after giving effect to, the entry into of each Document to which it is a party;

(k)	no notice or direction under section 218 or section 255 of the Tax Act or section 260-5 of the Taxation Administration Act 1953 (Cth) or any similar provision of any other legislation of a Relevant Jurisdiction has been, or will be, given requiring the Company to deduct from any sums payable by it to a person under any Document any amount of tax payable by the payee;

(l)	no laws other than the Relevant Laws affect this Opinion;

(m)	the Company enters into the Relevant Documents to which it is a party in good faith for the purpose of and in connection with the carrying on of its business and for its commercial benefit which is commensurate with the obligations to be undertaken by the Company under the Relevant Documents;

(n)	no Party to the Relevant Documents is conducting, or will conduct, its business or any activity contemplated by, or performance of, the Relevant Documents in any way or for any purpose not evident from the face of the Relevant Documents which might result in a breach of any statute or other law or render the Relevant Documents illegal, void, voidable or otherwise unenforceable or might otherwise render any part of this Opinion incorrect;

(o)	no person entitled to rely on this Opinion is aware that any assumption made by us is incorrect (but this assumption is not to affect any other person who is entitled to rely on this Opinion who is not so aware);

(p)	the choice of law contained in the Documents is not made for the purpose of evading the application of any mandatory applicable law and is otherwise made in good faith and is not unconnected with the commercial realities of the transactions contemplated by the Documents;

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(q)	that all consents, approvals, filings, registrations, administrative acts or other actions otherwise required under any applicable laws (other than, in the case of a Relevant Document to which the Company is expressed to be a party, the Relevant Laws) in order to ensure the legality, validity or enforceability of a Document have been or will within any applicable time limits be obtained or effected;

(r)	no Party enters into a Document in the capacity of a trustee of any trust or settlement (other than the Trustee), as agent for any principal or as a partner of a partnership;

(s)	no Party has contravened or will contravene any applicable law in entering into or performing or exercising its rights under any Relevant Document or any transaction connected with a Relevant Document (other than a contravention by the Company of a Relevant Law that is evident on the face of a Relevant Document);

(t)	the Company has not contravened or will not contravene Chapter 2E or Part 2J.3 of the Corporations Act in entering into or performing any Relevant Document or any transaction connected with a Relevant Document;

(u)	that any Document governed by laws other than the Relevant Laws has the effect indicated by a plain reading of its words, as those words would be understood by solicitors practising in the Relevant Jurisdictions;

(v)	that all legislation is constitutionally valid and all subordinate legislation has been validly made in accordance with the enabling legislation;

(w)	that there are no facts or circumstances not evident on the face of the Documents or any laws other than the Relevant Laws that would render any part of this Opinion incorrect;

(x)	the Relevant Documents will be executed by the parties in the State of New South Wales, the State of Victoria or outside of Australia; and

(y)	with respect to the delivery of the Indenture, we did not witness the physical delivery of that document and assume the delivery of the Indenture by the Company occurred on or about the date of its execution. We have received an email confirmation from Latham & Watkins LLP dated 24 June 2010 stating that the Indenture was delivered on 22 September 2009.

3	Qualifications

This Opinion is subject to the following qualifications (none of which limits any other qualification or any assumption):

(a)	this Opinion relates only to the Relevant Laws in force at the time of giving this Opinion. We neither express nor imply any opinion as to, and have not made any investigation of, the laws of any other jurisdiction, including, but not limited to, the Securities Act and the Trustee Indenture Act. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws;

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(b)	a court of a Relevant Jurisdiction:

(1)	may refuse to exercise jurisdiction in certain circumstances, including where the court determines that there is a more suitable forum or that any order made by the court would not be effective;

(2)	may stay actions or proceedings on the grounds of oppression or vexation or if the subject of the proceedings is concurrently before another court; and

(3)	may not refuse to exercise jurisdiction merely because a provision of a Document reserves jurisdiction to another forum or requires a dispute to be resolved by some other means;

(c)	a court of a Relevant Jurisdiction will not give effect to a choice of law to govern the Relevant Documents or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy (but we are not aware of any reason why this paragraph 3(c) would apply to the Relevant Documents);

(d)	a court of a Relevant Jurisdiction will apply its own rules when determining what remedy should be ordered and may not enforce a Document or a provision of a Document governed by a foreign law that would be unenforceable if governed by the Relevant Laws by reason of public policy or the application of any law that cannot be excluded by contract or otherwise;

(e)	we have relied upon on-line computer searches of records at the Australian Securities and Investments Commission made on 25 June 2010 in respect of the Company, however, those records are not necessarily complete or up-to-date. We have not made any other searches of any other records (public or otherwise);

(f)	in relation to our opinion in paragraphs 1(b) and 1(c) we have relied upon an examination of the constitution of the Company referred to in Schedule 1(5) and upon an examination of the Corporations Act;

(g)	a Document or a transaction connected with a Document may be voidable at the option of a party, or may be set aside by a court on application by a party, or a party may be entitled to rescind a Document, and amounts paid or property transferred under it may be recovered by that party:

(1)	if that party entered into the Document or transaction as a result of a mistake or another party’s misrepresentation or as a result fraud, duress or unreasonable or unconscionable conduct or misleading or deceptive conduct on the part of another party (or of a third person of which another party has actual or constructive knowledge) or as a result of a breach by another party (or of a third person of which another party has actual or constructive knowledge) of any duty owed to that party;

(2)	if the Document relates to the provision of a financial service (within the meaning of the Corporations Act) by another Party who requires but does not hold an Australian financial services licence that covers the provision of that financial service; or

(3)	if that party’s entry into the Document or a transaction in connection with it constitutes an ‘insolvent transaction’ or an ‘unfair loan’ or an ‘unreasonable director-related transaction’ within the meaning of sections 588FC or 588FD or 588FDA respectively of the Corporations Act and the party is subsequently wound up;

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(h)	a court may order that an irrevocable power of attorney conferred by a Document be terminated or revoked if satisfied that the objects of the power of attorney have been carried out as security for a proprietary interest of the attorney or other performance of an obligation owed to the attorney;

(i)	a Document conferring a power of attorney may require registration as a power of attorney in order to ensure the validity of anything done under the power of attorney;

(j)	we have not been responsible, in relation to the Relevant Documents or anything else in connection with the transactions contemplated by the Relevant Documents, for investigating or verifying the completeness, accuracy, materiality or relevance of any facts or statements of fact or the reasonableness or pertinence of any statement of fact or whether any facts or statements of fact have not been disclosed or whether there are, or are not, reasonable grounds for any opinion or statement as to any future matter or whether or not the person making the statement or expressing the opinion believes it to be complete, accurate, material or relevant;

(k)	only the Acting Person has any knowledge in relation to the things dealt within in this Opinion. We are not liable if any partner or solicitor of this firm other than the Acting Person has any knowledge which would render our assumptions or qualifications incorrect; we have not made any investigation as to whether any partner or solicitor of this firm other than the Acting Person has any such knowledge;

(l)	we express no opinion on any document other than a Relevant Document or on any provision of a Relevant Document which requires compliance with a document other than a Relevant Document;

(m)	we have considered only those Relevant Laws that are applicable to companies generally and assumed no other laws would render any part of this Opinion incorrect; and

(n)	the Personal Property Securities Act 2009 (Cth) (PPS Act) (which we note affects rights and interests other than security interests in addition to security interests) commenced operation on 15 December 2009. Regulations central to the operation of the PPS Act have not yet been made. However, whilst the transitional provisions of the PPS Act are in some respects unclear and may be subject to further amendments prior to the ‘registration commencement time’ (as defined in the PPS Act and expected to be in May 2011), in our view the better view is that the PPS Act should not apply to the Relevant Documents prior to the registration commencement time. We express no opinion in relation to the extent of the application of the PPS Act to the Relevant Documents, or its effect on the enforceability of the Relevant Documents or any right or interest under the Relevant Documents after the registration commencement time.

4	Benefit and reliance

(a)	This Opinion is given for the sole benefit of the persons to whom it is addressed and only in relation to the Relevant Documents and, except with our prior written consent, may not be:

(1)	transmitted or disclosed to any other person;

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(2)	used or relied upon by any other person or used or relied upon by you for any other purpose;

(3)	filed with any government or other agency or quoted or referred to in any public document,

except that this Opinion may be:

(4)	disclosed on a no-reliance basis to regulatory authorities to whose jurisdiction you may become subject or recognised stock exchanges on which your securities are listed, in each case to the extent required by those authorities or stock exchanges; and

(5)	relied on by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder.

(b)	We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption ‘Legal Matters’. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission (USA).

(c)	This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. Without limitation, this Opinion does not deal with whether the Documents achieve the commercial intention of the parties, whether any statements of fact in the Documents are complete, accurate or relevant, whether there are reasonable grounds for any opinion or statement as to any future matter in the Documents or with the effect, completeness and extent of application of those assumptions and qualifications contained in this Opinion. In providing this Opinion, we have no obligation to advise any person of these matters.

This Opinion is given in respect of and is limited to the Relevant Laws as applied by the courts of the Relevant Jurisdictions which are in force at 9.00 am on the date of this letter.

Yours sincerely

/s/ Peter Paradise
Peter Paradise Partner Freehills

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Schedule 1

Documents

We have examined only the following documents (each a Document):

1	a scanned copy of an executed Indenture dated 22 September 2009 between Global Crossing Limited, the Guarantors (named therein) and the Trustee (as defined therein) (Indenture);

2	a copy of the Registration Statement on Form S-4 (originally filed on 18 June 2010, under Registration Number 333-167635) received by email from Latham & Watkins LLP on 20 June 2010;

3	a scanned copy of an extract of the minutes of meeting of the board of directors of the Company dated 18 September 2009;

4	a scanned copy of an executed power of attorney of the Company dated 18 September 2009;

5	a photocopy of the constitution of the Company; and

6	the documents arising from the searches at the Australian Securities and Investments Commission referred to in paragraph 3(e).

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Schedule 2

Definitions

Term	Meaning
Acting Person	the person signing this Opinion

Australia	the Commonwealth of Australia.

Company	Global Crossing Australia Pty Limited (ABN 85 112 423 622).

Company Extract	the document referred to in Schedule 1(6).

Document	a document referred to in Schedule 1.

Corporations Act	the Corporations Act 2001 (Cth).

Opinion	this letter.

Party	a party, or entity described as a party, to a Document or who is expressed to have the benefit of a Document, including any principal as agent for whom another party expressly enters into the Document.

Relevant Document	each of the documents referred to in Schedule 1(1-2).

Relevant Jurisdiction	as the context requires, the State of Victoria and the Commonwealth of Australia.

Relevant Laws	the laws of the Relevant Jurisdictions.

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Term	Meaning
Resolution	a resolution of a board of directors of the Company referred to in the minutes of meeting referred to in Schedule 1(3).

Tax Act	the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), as applicable.

Trustee	has the meaning given to it in the Indenture.

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